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                                                                 EXHIBIT 10.14


Mr. Richard Previte
President & Chief Operating Officer
Advanced Micro Devices, Inc.

Dear Rich:

I am pleased to confirm your participation in a special bonus program to reflect your contributions as President & Chief Operating Officer of Advanced Micro Devices, Inc. (the "Company"), effective March 11, 1997. The substantive terms of your bonus are described below. If you agree to the terms outlined in this letter, please countersign the enclosed copy of this letter and return it to the Corporate Secretary.

1. The amount of your bonus under the Company's 1996 Executive Incentive Plan will be equal to three-tenths of one percent (.3%) of "Adjusted Operating Profits" of the Company for each respective fiscal year of the Company in excess of twenty percent (20%) of the Adjusted Operating Profits for the Company's immediately preceding fiscal year. "Adjusted Operating Profits" of the Company are defined as operating income, as reported on the Company's financial statements, increased for any pre-tax operating income and decreased for any pre-tax operating loss from the Fujitsu Joint Venture (and by subsequent joint ventures approved by the Board of Directors of the Company for these purposes) and increased by any expenses accrued for profit sharing plan contributions and bonuses under the Company's Executive Bonus Plan, including the bonus calculated hereunder.

2. You will earn a bonus for 1997 and future years, so long as you remain President & Chief Operating Officer, except as otherwise set forth in this letter. The provisions of this letter supersede any other bonus arrangements that may be applicable to you.

3. The maximum amount payable with respect to any one fiscal year shall be limited to 300% of your base salary payable during that year. Any amount earned in excess of the maximum amount shall be carried over for up to three years. Notwithstanding the foregoing, the total amount payable with respect to each such fiscal year may not exceed the maximum amount payable pursuant to the Company's 1996 Executive Incentive Plan for any fiscal year.

4. In case of retirement, death or disability, or a change in title or current responsibilities, your bonus will be prorated for the fiscal year only if you served as President & Chief Operating Officer for less than six months. If you served as President & Chief Operating Officer for six months or more, you will earn an amount based on operating results for the full fiscal year. For these purposes, "disability" has the same meaning as under the Executive Disability Plan at the time your disability commences.
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Mr. Richard Previte
Page 2




5. The bonus will be paid following release of the Company's financial results for the last quarter of each fiscal year referred to above. You must be employed on the distribution date in order to receive your bonus or any carryover amount then payable. The bonus will be paid provided you are still an employee on the distribution date, even if you are no longer President & Chief Operating Officer.

6. The Company reserves the right to modify or terminate this arrangement at its sole discretion with respect to future services.

I look forward to continuing to work closely with you as we achieve our shared vision of an AMD that is truly world class in every respect.

Sincerely,



_________________________________
W. J. Sanders III
Chairman and Chief Executive Officer



AGREED:



_________________________________
Richard Previte
President & Chief Operating Officer